Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated May 27, 2006, relating to National Storm Management, Inc.’s balance sheets and related statements of operations, equity and cash flows for the twelve months ended December 31, 2005 and 2004.

/s/ Gately & Associates, LLC

Gately & Associates, LLC
Altamonte Springs, Florida

November 13, 2006